SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 28, 2012

Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-14770	43-1813160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue Topeka, Kansas		66607-2207
(Address of Principal Executive Office)		(Zip Code)

(785) 233-5171

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Item 7.01. Regulation FD Disclosure

The following information is furnished pursuant to both Items 2.02 and 7.01.

Subsequent to the Collective Brands, Inc. fourth quarter and full year 2011 earnings release on February 28, 2012, the Company reduced the provision for income taxes and net loss attributable to Collective Brands, Inc. by $4.3 million. The audited net loss for fourth quarter 2011 was $37.3 million, or $0.62 per diluted share compared to an unaudited net loss of $41.6 million, or $0.69 per diluted share as previously reported in the earnings release. The audited net loss for the full year 2011 was $160.2 million, or $2.66 per diluted share. There was no change to adjusted net loss, adjusted diluted loss per share, adjusted EBITDA, total equity or cash flow provided by operations as reported in the earnings release.

The change relates to the recording of a valuation allowance against deferred income tax assets primarily for unrealized liabilities for pension obligations. Initially, the amount of the valuation allowance was recorded as income tax expense; it was later determined that the amount should instead be recorded directly to Other Comprehensive Loss, thereby reducing the income tax provision by $4.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.

Date: March 22, 2012	By:	/s/ Douglas G. Boessen
Douglas G. Boessen
Division Senior Vice President
Chief Financial Officer
and Treasurer